UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2026

Celestica Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	001-14832	98-0185558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5140 Yonge Street, Suite 1900 Toronto, Ontario, Canada	M2N 6L7
(Address of principal executive offices)	(Zip Code)

(416) 448-2211

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on which registered
Common Shares without par value	CLS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 27, 2026, Celestica Inc. (the “Company”) amended its existing senior credit agreement (the “April 2026 Amendment”) with Bank of America, N.A., as Administrative Agent, and the lenders party thereto to: (1) increase the commitments under the Company’s revolving credit facility (“Revolver”) from $750.0 million to $1,750.0 million; (2) refinance the Company’s existing term A loan facility (“Term A Loan,” $228.1 million outstanding borrowings at March 31, 2026) into a new $250.0 million term A loan facility (“New Term A Loan”); and (3) extend the maturity of the Revolver and the New Term A Loan from June 2029 to April 2031. The New Term A Loan was fully drawn at closing of the April 2026 Amendment. The proceeds of the New Term A Loan were used to repay all amounts outstanding under the refinanced Term A Loan and certain fees and expenses related to the April 2026 Amendment, with any remaining proceeds to be used for general corporate purposes. Amounts drawn under the Revolver are permitted to be used for general corporate purposes.

Under the credit agreement as amended by the April 2026 Amendment (the “Amended Credit Facility”), outstanding borrowings under the Revolver bear interest at varying rates (as specified therein), plus a margin ranging from 1.00% — 1.75%, or from 0.05% — 0.75%, in each case depending on the currency of the borrowings, the rate the Company selects, and the corporate rating of the Company (as defined in the Amended Credit Facility). The current margin applicable to post-closing U.S. dollar Revolver borrowings bearing interest based on the term Secured Overnight Financing Rate (“Term SOFR”) is 1.50%. Commitment fees on undrawn funds available under the Revolver range between 0.100% to 0.275%, depending on the corporate rating of the Company (as defined in the Amended Credit Facility). The New Term A Loan bears interest at varying rates (as specified in the Amended Credit Facility), plus a margin ranging from 1.00% — 1.75%, or from 0.05% — 0.75%, in each case depending on the rate the Company selects and the corporate rating of the Company (as defined in the Amended Credit Facility). The current margin applicable to the New Term A Loan bearing interest based on Term SOFR is 1.50%.

The April 2026 Amendment does not materially modify the circumstances under which obligations under the Amended Credit Facility may be accelerated. As amended, amounts outstanding may be accelerated upon the occurrence of customary events of default, including, among others, payment default, covenant breach and insolvency. The April 2026 Amendment does not introduce any new provisions under the Amended Credit Facility that would permit lenders to require increased payments or additional collateral.

The Amended Credit Facility was provided by a syndicate of lenders, with Bank of America, N.A. acting as Administrative Agent. BofA Securities, Inc. acted as Left Lead Arranger and Left Lead Bookrunner. Canadian Imperial Bank of Commerce and CIBC World Market Corp., Crédit Agricole Corporate and Investment Bank (Canada Branch) and TD Securities acted as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents. BNP Paribas Securities Corp. and Royal Bank of Canada acted as Co-Documentation Agents.

The foregoing description of the April 2026 Amendment and the Amended Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the April 2026 Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures contained in “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K are incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Amended and Restated Credit Agreement, dated as of April 27, 2026, made by and among Celestica Inc., Celestica International LP and Celestica (USA) Inc., as Borrowers, certain subsidiaries of Celestica Inc. party thereto, as Guarantors, each Lender party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Celestica Inc.

Date: April 28, 2026
	By:	/s/ Douglas Parker
Name: Douglas Parker
Title: Chief Legal Officer and Corporate Secretary